Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
BETWEEN
MYERS INDUSTRIES, INC.
AND
JOHN C. ORR
Amendment and Restatement Effective Date: June 1, 2008

Page
SUBSIDIARIES AND AFFILIATES	25

NO MITIGATION OR OFFSET	25

SOLE REMEDY	26
(ii)

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into as of the 20th day of June, 2008, by and between MYERS INDUSTRIES, INC., an Ohio corporation (the “Company”), and JOHN C. ORR (the “Executive”).
W I T N E S S E T H:
     WHEREAS, the Company and the Executive (collectively “the Parties”) desire to enter into this Amended and Restated Employment Agreement (the “Agreement”) as hereinafter set forth;
     NOW, THEREFORE, the Company and the Executive agree as follows:
     1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth in this Section 1 when used in this Agreement. Certain other terms are defined in the body of this Agreement.
(a)	Agreement. The term “Agreement” shall mean this Amended and Restated Employment Agreement, as it may be amended from time to time.

(b)	Annual Bonus. The term “Annual Bonus” shall mean the bonus paid to executives or other employees of the Company pursuant to a formal or informal bonus plan or individual annual bonus arrangement.

(c)	Base Salary. The term “Base Salary” shall mean the salary provided for in Section 5 or any increased salary granted to the Executive in accordance with Section 5.

(d)	Board. The term “Board” shall mean the Board of Directors of the Company.

(e)	Cause. The term “Cause” shall mean:
(i)	commission by the Executive (evidenced by a conviction or written, voluntary and freely given confession) of a criminal act constituting a felony involving fraud or moral turpitude;

(ii)	commission by the Executive of a material breach or material default of any of the Executive’s agreements or obligations under any provision of this Agreement, including, without limitation, the Executive’s agreements and obligations under Subsections 4(a) through 4(e), Section 11 or Section 12 of this Agreement, which is not substantially cured in all material respects within thirty (30) days after the Board gives written notice thereof to the Executive; or

(iii)	commission by the Executive, when carrying out the Executive’s duties under this Agreement, of acts or the omission of any act, which both (A) constitutes gross negligence or willful misconduct and (B) results in material economic harm to the Company or has a materially adverse effect on the Company’s operations, properties or business relationships.
(f)	Change in Control. The term “Change in Control” shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, as in effect on the date of this Agreement (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, a Change in Control shall be deemed to have occurred if:
(i)	any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act), other than Stephen E. Myers or Mary Myers, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities; provided that a Change in Control shall not be deemed to occur under this clause (i) by reason of the acquisition of securities by the Company or an employee benefit plan (or any trust funding such a plan) maintained by the Company;

(ii)	during any period of one (1) year there shall cease to be a majority of the Board comprised of “Continuing Directors” as hereinafter defined; or

(iii)	there occurs (A) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) the approval by the stockholders of the Company of a plan of complete liquidation of the Company, or (C) the sale or disposition by the Company of more than fifty percent (50%) of the Company’s assets. For purposes of this Subsection 1(f)(iii), a sale of more than fifty percent (50%) of the Company’s assets includes a sale of more than fifty percent (50%) of the aggregate value of the assets of the Company and its subsidiaries or the sale of stock of one or more of the Company’s subsidiaries with an aggregate value in excess of fifty percent (50%) of the aggregate value of the Company and its subsidiaries or any combination of methods by which more than fifty percent (50%) of the aggregate value of the Company and its subsidiaries is sold.

(iv)	For purposes of this Agreement, a “Change in Control” will be deemed to occur:
(A)	on the day on which a twenty percent (20%) or greater ownership interest described in Subsection 1(f)(i) is acquired, provided that a subsequent increase in such ownership interest after it first equals or exceeds twenty percent (20%) shall not be deemed a separate Change in Control;

(B)	on the day on which “Continuing Directors,” as hereinafter defined, cease to be a majority of the Board as described in Subsection 1(f)(ii);

(C)	on the day of a merger, consolidation or sale of assets as described in Subsection 1(f)(iii); or

(D)	on the day of the approval of a plan of complete liquidation as described in Subsection 1(f)(iii).
(v)	For purposes of this Subsection 1(f), the words “Continuing Directors” mean individuals who at the beginning of any period (not including any period prior to the date of this Agreement) of one (1) year constitute the Board and any new Director(s) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved.
(g)	Company. The term “Company” shall mean Myers Industries, Inc., an Ohio corporation, and its successors and assigns to the extent permitted under this Agreement.

(h)	Compensation Committee. The term “Compensation Committee” shall mean the Compensation Committee of the Board or its successor.

(i)	Director. The term “Director” shall mean a member of the Board.

(j)	Disability. The term “Disability” shall mean a physical or mental incapacity that prevents the Executive from performing his duties hereunder for a period of one hundred eighty (180) consecutive days in any period of two consecutive fiscal years of the Company.

(k)	Effective Date. The term “Effective Date” shall mean the effective date of this amended and restated Agreement, which shall be June 1, 2008.

(l)	Employment Term. The term “Employment Term” shall have the meaning set forth in Subsection 3(b) of this Agreement.

(m)	Good Reason. The term “Good Reason” shall mean the occurrence of one or more of the following conditions arising without the consent of the Executive:
(i)	a material diminution in the Executive’s annual Base Salary;

(ii)	a reduction or series of reductions in the aggregate value of the life insurance, accidental death, long term disability, short term disability, medical, dental and vision benefits and expense reimbursement policy available to the Executive which, in the aggregate is material;

(iii)	a material diminution in the Executive’s authority, duties or responsibilities;

(iv)	a requirement that the Executive report to anyone other than the Board of Directors of the Company;

(v)	a material change in the geographic location at which the Executive must perform his duties;

(vi)	any other action or inaction that constitutes a material breach by the Company of this Agreement or any other agreements under which the Executive provides services to the Company (specifically including a failure of the purchaser in a Change in Control transaction, to assume this Agreement in accordance with Section 15 hereof).
In order for a condition to constitute a Good Reason, the Executive must provide written notification to the Company of the existence of the condition within forty-five (45) days of the initial existence of the condition (or within forty-five (45) days following the Executive actually becoming aware of such condition, if later), upon the notice of which the Company shall have a period of thirty (30) days during which it may remedy the condition. Furthermore, to constitute a Good Reason, the Executive must voluntarily terminate employment with the Company within one hundred eighty (180) days following the initial existence of the condition (or within one hundred eighty (180) days following the Executive actually becoming aware of such condition, if later), but in no event later than February 13 of the year following the date of the initial existence of the condition or, if later, the date the Executive becomes aware of the condition. The parties agree that “Good Reason” will not be deemed to have occurred merely because the Company becomes a subsidiary or division of another entity following a “Change in Control,” as defined herein, provided the Executive continues to serve as the Chief Executive Officer of such subsidiary or division and such subsidiary or division is comparable in size to the organization consisting of the Company and its subsidiaries prior to the Change in Control.

(n)	Parties. The term “Parties” shall mean the Company and the Executive.

(o)	Retirement. The term “Retirement” shall have the definition ascribed to such term in the Company’s Executive Supplemental Retirement Plan as in effect on the Effective Date.

(p)	Severance Benefit Plan. The term “Severance Benefit Plan” shall mean any plan, policy or arrangement providing severance benefits for executive officers (and any other employees) of the Company.
     2. AMENDMENT AND RESTATEMENT OF PRIOR AGREEMENT. This Agreement amends and restates that certain employment agreement between the Parties which was effective May 1, 2005 (the “2005 Agreement”) and shall be deemed effective as of 12:00 a.m. on the Effective Date. The 2005 Agreement replaced and superseded that certain Change In Control Agreement between the Parties dated as of February 14, 2003, effective as of 12:00 a.m. on May 1, 2005. Amendment and restatement of the prior employment agreement does not revoke any right that either party to such agreement had with respect to periods prior to the Effective Date. This Agreement shall not supersede and shall have no effect on that certain Indemnification Agreement between the Parties dated as of February 14, 2003 or that certain Non-Competition and Non-Disclosure Agreement between the Parties dated as of July 18, 2000 which agreements shall remain in effect until they shall expire in accordance with its and their terms.
     3. EMPLOYMENT TERM.
(a)	During the Employment Term, the Company shall employ the Executive, and the Executive shall serve the Company, as its highest ranking executive officer, which as of the Effective Date is President and Chief

Executive Officer, based on the terms and subject to the conditions set forth herein.

(b)	The Employment Term shall commence on the Effective Date and shall end on the date immediately preceding the third (3rd) anniversary of the Effective Date, provided that the Employment Term may terminate prior to such third (3rd) anniversary as provided in Section 6 hereof; and provided further that the Company may elect to renew the Employment Term for one additional three-year period by giving written notice thereof to the Executive at least ninety (90) days prior to the third (3rd anniversary of the Effective Date. If the Company does not elect to renew the Employment Term for such additional three-year period, then the Executive’s employment shall terminate on the date immediately preceding the third (3rd) anniversary of the Effective Date, and such termination of employment shall be treated as an involuntary termination without Cause. If the Company elects to renew the Employment Term for such additional three-year period, then the expiration of the Employment Term at the end of such additional three-year period shall not be treated as an involuntary termination without Cause.
     4. POSITION, DUTIES, AND RESPONSIBILITIES. At all times during the Employment Term, the Executive shall:
(a)	Hold the position of the Company’s highest ranking executive officer reporting to the Board, which position, at the time of this Agreement, is its President and Chief Executive Officer;

(b)	Have those duties and responsibilities, and the authority, customarily possessed by the highest ranking executive officer of a major corporation and such additional duties as may be assigned to the Executive from time to time by the Board which are consistent with the position of President and Chief Executive Officer of a major corporation;

(c)	Continue as a Director immediately upon the execution of this Agreement, and for so long as the Executive shall serve as the highest ranking executive officer of the Company, he shall be nominated by the Corporate Governance and Nominating Committee (or its successor) and the Board for re-election as a Director at such time as nominees are being proposed for election at the annual meeting of shareholders of the Company as long as such nomination does not impair the proper exercise of the applicable fiduciary duties by such Committee or the Board;

(d)	Adhere to such reasonable written policies and such reasonable unwritten policies and directives as are of common knowledge to executive officers of the Company, as may be promulgated from time to time by the Board and which are applicable to executive officers of the Company; and

(e)	Devote the Executive’s entire business time, energy, and talent (subject to vacation time in accordance with the Company’s policy applicable to executive officers, illness or injury) to the business, and to the furtherance of the purposes and objectives, of the Company, and neither directly nor indirectly act as an executive of or render any business, commercial, or professional services to any other person, firm or organization for compensation, without the prior written approval of the Board.
     Nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time to charitable and community activities or the management of the Executive’s investment assets, provided such activities do not unreasonably interfere with the performance by the Executive of the Executive’s duties hereunder. Furthermore, service by the Executive on the boards of directors of up to two (2) noncompeting companies (in addition to affiliates of the Company) shall not be deemed to be a violation of this Agreement, provided such service does not unreasonably interfere with the performance of the Executive’s duties hereunder.
     5. SALARY, BONUS AND BENEFITS. For services rendered by the Executive on behalf of the Company during the Employment Term, the following salary, bonus and benefits shall be provided to the Executive by the Company:
(a)	The Company shall pay to the Executive, in equal installments, according to the Company’s then current practice for paying its executive officers in effect from time to time during the Employment Term, an annual Base Salary at the initial rate of Seven Hundred Twenty-Five Thousand Dollars ($725,000.00). This salary shall be subject to annual review by the Compensation Committee in January of each year commencing in January 2009 for the year then commencing and may be increased, but not decreased, to the extent, if any, that the Compensation Committee may determine.

(b)	The Executive shall have an Annual Bonus opportunity for each year of the Employment Term as follows:
(i)	for 2008, the Annual Bonus opportunity shall be provided pursuant to the terms of the annual bonus plan in which the Executive is participating on the Effective Date; and

(ii)	for periods thereafter, the Parties agree that the Executive and the Compensation Committee shall establish the metrics for the determination of the Annual Bonus to be paid to the Executive, but with a target Annual Bonus opportunity for each year which is not less than one hundred percent (100%) of the Executive’s Base Salary for such year.
Such Annual Bonus shall be paid at such time as Annual Bonuses are paid to executive officers of the Company as determined by the Compensation

Committee, but in no event later than March 15 of the year following the year with respect to which such Annual Bonus relates. If any portion of an Annual Bonus shall be payable in a year after the year in which it is earned, and in the event the Executive’s employment is terminated prior to payment of the full Annual Bonus amount to which he is entitled for any prior year, any remaining payments shall be made within thirty (30) days of his termination date (subject to the requirement that in no event shall the Annual Bonus be paid later than March 15 of such subsequent year).

(c)	The Executive shall be eligible for participation in such other benefit plans, including, but not limited to, the Company’s profit sharing plan, Executive Supplemental Retirement Plan, short-term and long term disability plans, group term life insurance plan, medical plan or PPO, dental plan, and the Amended and Restated 1999 Incentive Stock Plan (the “1999 Plan”), as the Company may adopt from time to time and in which the Company’s executive officers, or employees in general, are eligible to participate. This Subsection 5(c) shall not be deemed to prevent participation in any special plan or arrangement providing special benefits to the Executive which are not available to other employees. Such participation shall be subject to the terms and conditions set forth in the applicable plan documents. As is more fully set forth in Section 9 hereof, the Executive shall not be entitled to duplicative payments under this Agreement and any Severance Benefit Plan.

(d)	Without limiting the generality of Subsection 5(c) above, with respect to life insurance, the Executive shall:
(i)	be provided with coverage at the Company’s expense under a life insurance policy or policies, which such policy or policies provide a death benefit of not less than one (1) times annual Base Salary; and

(ii)	cease to be provided with coverage at the Company’s expense under the following existing life insurance policies — First Colony Life Insurance Company Term Life Policy Number 5,678,193 with a date of issue of September 21, 2000 and a face amount of $1,000,000.00 and John Hancock Variable Life Insurance Company Term Life Policy Number 75 075 238 with a date of issue of October 28, 2000 and a face amount of $325,000.00.
(e)	Without limiting the generality of Subsection 5(c) above, the Executive shall be entitled to an automobile of the Executive’s choice and reimbursement for all expenses in connection therewith, including, but not limited to, the cost of acquisition, maintenance, fuel and liability insurance, provided that the Executive must actually perform services in any year in order to receive such reimbursements and must submit all reimbursement requests promptly so that all reimbursements will be made by March 15 of the year following the year to which such reimbursement relates.

(f)	The Executive shall be entitled to take, during each calendar year commencing on or after January 1, 2008, vacation time equal to not fewer than four (4) weeks.

(g)	Without limiting the generality of Subsection 5(c) above, the Executive shall:
(i)	cease as of the Effective Date to be provided with coverage under the following existing long term disability insurance policy – Northwestern Mutual Life Insurance Company Policy Number L660631 with a policy effective date of January 1, 2006; and

(ii)	be provided with long term disability insurance coverage at the Company’s expense in an amount that provides for the replacement in the event of disability of at least sixty percent (60%) of the Executive’s annual Base Salary with such benefit payable for a period to expire not earlier than the later of the Executive’s attainment of age sixty-five (65) or two (2) years following onset of the disability (subject to the Executive’s earlier death or recovery).
To the extent reasonably possible, such disability benefits shall be provided under this Subsection 5(g) in such a manner that long term disability benefits payable to the Executive due to his disability will be exempt from federal income tax.

(h)	The Company shall pay the reasonable legal fees incurred by the Executive in connection with negotiation of this Agreement and the maintenance, review and renegotiation thereof.

(i)	Notwithstanding any contrary provision of this Agreement, the Executive will at all times be entitled to benefits which are at least as favorable to the Executive and his family as are provided to any other executive of the Company or the family thereof, with the exception of Mary Myers and Stephen E. Myers.

(j)	Each year during the Employment Term, at the customary time for granting stock options (i.e., each September commencing with September 2008), the Executive will be granted the option to purchase shares of the Company’s common stock. The value of each such annual grant during the Employment Term shall be not less than One Million Dollars ($1,000,000.00) determined on the basis of a Black-Scholes valuation or other measure utilized by the Compensation Committee which measure is in general use at the time of such grant by public companies in the United States of America for such purpose. The terms of such options shall be as set forth in option agreements evidencing such grants, which option agreements will contain the following provisions:
(i)	a ten (10) year term, subject to early termination as provided in Subsection 5(j)(iii) below and, subject to Subsection 8(a)(ii), in connection with a Change in Control, with an exercise price equal to the fair market value of the Company’s common stock on the date of grant;

(ii)	becoming exercisable (i.e., vesting) ratably in three (3) equal annual installments over a three (3) year period following the date of grant (i.e., one-third (1/3) annually), provided that the Executive is employed by the Company on the applicable vesting date; provided further that all of such options shall become exercisable in full in the event of the termination of the Executive’s employment by reason of his death or Disability, by the Company not for Cause or by the Executive for Good Reason and;

(iii)	notwithstanding (i) above, the options will automatically terminate, to the extent not exercised, as follows:

(A) immediately upon involuntary termination for Cause;

(B) six (6) months following a voluntary termination without Good Reason (provided, however, such six (6) month period will not extend the ten (10) year term of the option); or

(C) twelve (12) months following such termination of employment for any reason other than an involuntary termination for Cause or a voluntary termination without Good Reason (provided, however, such twelve (12) month period will not extend the ten (10) year term of the option).
The parties acknowledge that the Company does not have sufficient shares of Company common stock available under the 1999 Plan to satisfy the requirement of this Subsection 5(j). In order to satisfy the requirement of this Subsection 5(j), the Company will adopt a new equity incentive plan by September 2008 (the “2008 Plan”), shall submit the 2008 Plan to its stockholders at the first annual meeting of stockholders following adoption of the 2008 Plan with a recommendation that the 2008 Plan be approved, and grant the options described under Subsection 5(j) under the 2008 Plan conditioned upon stockholder approval of the 2008 Plan. The Company acknowledges that the effective grant of such options each year in accordance with this Subsection 5(j) is a material term of the

Agreement and that failure of the Company to provide such options on a effective basis, whether due to any action or inaction of the Company or the failure of the stockholders to approve the 2008 Plan (or any successor plan) or otherwise will constitute a material breach of this Agreement for purposes of this Agreement in general and the definition of “Good Reason” in particular.

(k)	The Executive shall be entitled to receive a supplemental retirement benefit in the amount of Two Hundred Seventy-Five Thousand Dollars ($275,000.00) per annum for a period of ten (10) years, commencing the first day of the month following the later of his Retirement or his attainment of age sixty-five (65). This benefit shall be provided under the Company’s Executive Supplemental Retirement Plan or otherwise as the Parties shall agree. In the event that the Executive shall die after such benefits begin but before all ten (10) years of payments shall have been received, the Executive’s spouse or other beneficiaries shall be entitled to the remainder of such payments. In the event that the Executive’s termination of employment shall be due to his death or Retirement, the payments shall be made pursuant to the Company’s Amendment to the Myers Industries, Inc. Executive Supplemental Retirement Plan for the Executive, dated of even date herewith.

(l)	The Executive shall be provided, at the Company’s expense, with director’s and officer’s liability insurance coverage with respect to claims against the Executive arising in connection with his activities performed on behalf of or in connection with his service as an officer or Director of the Company or any affiliate. Such coverage shall continue thereafter for so long as the Company maintains such coverage for its directors and officers serving during the Employment Term.

(m)	Upon the date of execution of this Agreement, the Executive shall be granted a special option to purchase shares of the Company’s common stock. The value of such special grant shall be not less than Seven Hundred and Fifty Thousand Dollars ($750,000.00) determined on the basis of a Black-Scholes valuation or other measure utilized by the Compensation Committee which measure is in general use at the time of such grant by public companies in the United States of America for such purpose and issued pursuant to the 1999 Plan. The terms of the special option shall be as set forth in the 1999 Plan and in the option agreements evidencing such grant, which terms shall contain the following provisions:
(i)	a ten (10) year term, subject to earlier termination as provided in Subsection 5(m)(iii) below and, subject to Subsection 8(a)(ii), in connection with a Change in Control, with an exercise price equal to the fair market value of the Company’s common stock on the date of grant (the “Exercise Price”);

(ii)	becoming exercisable on a performance basis as follows:
(A)	one-third (1/3) shall become exercisable each anniversary of the grant date if the per share value of the Company’s common stock equals or exceeds: (x) one hundred and ten percent (110%) of the Exercise Price in the case of the first anniversary of the grant date; (y) one hundred and twenty one percent (121%) of the Exercise Price in the case of the second anniversary of the grant date; and (z) one hundred and thirty three percent (133%) of the Exercise Price in the case of the third anniversary of the grant date;

(B)	if the requirements of the foregoing Subsection 5(m)(ii)(A) are not satisfied for any or all of such three (3) years, but if the per share value of the Company’s common stock is at least one hundred and thirty percent (130%) of the Exercise Price on the third (3rd) anniversary of the grant date, all said options shall become exercisable to the extent they are not already exercisable; and

(C)	all of such options shall become exercisable in the event of the Executive’s death, Disability, involuntary termination of employment not for Cause or voluntary termination of employment for Good Reason on or before the third (3rd) anniversary of the grant date or in the event of a Change in Control on or before the third (3rd) anniversary of the grant date; and

(D)	if any portion of the options have not become exercisable by the third (3rd) anniversary of the grant date, or, if earlier, upon the Executive’s involuntary termination of employment for Cause or voluntary termination of employment without Good Reason, such options shall be automatically forfeited as of such date;
(iii)	notwithstanding Subsection 5(m)(i) above, the options will automatically terminate, to the extent not exercised, as follows:

(A) immediately upon involuntary termination for Cause;

(B) six (6) months following a voluntary termination without Good Reason (provided, however, such six (6) month period will not extend the ten (10) year term of the option); or

(C) twelve (12) months following such termination of employment for any reason other than an involuntary termination for Cause or a voluntary termination without Good Reason (provided, however,

such twelve (12) month period will not extend the ten (10) year term of the option).
     6. TERMINATION OF EMPLOYMENT. As indicated in Subsection 3(b), the Employment Term may terminate prior to the date specified therein as follows:
(a)	The Executive’s employment hereunder will terminate without further notice upon the death of the Executive.

(b)	The Company may terminate the Executive’s employment hereunder upon the Executive’s Disability, if the Executive is prevented from performing his duties hereunder by reason of physical or mental incapacity for a period of one hundred eighty (180) consecutive days in any period of two consecutive fiscal years of the Company, but in any such event the Executive shall be entitled to full compensation and benefits under this Agreement until the close of such one hundred and eighty (180) day period.

(c)	The Executive may terminate his employment due to his Retirement.

(d)	The Company may terminate the Executive’s employment hereunder effective immediately upon giving written notice of such termination for “Cause.”

(e)	The Company may terminate the Executive’s employment hereunder without Cause at any time upon thirty (30) days written notice.

(f)	The Executive may terminate his employment hereunder effective immediately upon giving written notice of such termination for “Good Reason.”

(g)	The Executive may terminate his employment hereunder without Good Reason at any time upon thirty (30) days written notice.
     7. SEVERANCE COMPENSATION. If the Executive’s employment terminates, the following severance provisions will apply:
(a)	If the Executive’s employment is terminated by the Company other than for Cause or is terminated by the Executive for Good Reason, then the Company shall:
(i)	pay to the Executive within thirty (30) days following his termination of employment a single sum payment equal to three (3) times his annual Base Salary in effect on the date of such termination of employment (or if such annual Base Salary has decreased during the one year period ending on the date of the

Executive’s termination of employment, at the highest rate in effect during such period);

(ii)	pay to the Executive within thirty (30) days following his termination of employment a single sum payment in an amount equal to the sum of (A) three (3) times his Annual Bonus at the highest rate in effect during the prior three (3) year period, plus (B) the pro rata portion of the target Annual Bonus (assuming 100% of target) that is applicable to the period commencing on the first day of the fiscal year in which the employment of the Executive is terminated and ending on the date of such termination;

(iii)	provide the following benefits and cash payments:
(A)	for the applicable period under Code Section 4980B (the “COBRA Period) following the Executive’s termination of employment, coverage under the Company’s group medical and dental plans (the “Health Care Plans”) all at the levels being provided to the Executive immediately prior to the Executive’s termination of employment, or if any of such benefits have decreased during the one year period ending on the Executive’s termination of employment, at the highest level in effect during such one year period;

(B)	for a period of thirty-six (36) months, beginning with the month following the month of the Executive’s termination of employment (the “Payment Term”), provide an automobile allowance not to exceed one hundred ten percent (110%) of the automobile allowance paid to the Executive in the calendar year preceding the year of his termination of employment for the purpose of paying expenses related to the cost of acquisition, maintenance, fuel and liability insurance associated with the Executive’s automobile (the “Automobile Allowance”). The Automobile Allowance provided to the Executive during any calendar year during the Payment Term will not affect the Automobile Allowance payable to him in any other calendar year. The Executive’s right to receive the Automobile Allowance is not subject to liquidation or exchange for any other benefit, whether under this Agreement or otherwise;

(C)	For the Payment Term, provide long term disability coverage, including long term disability protection under policies obtained by the Executive, as provided for in a policy or Subsection 5(g)(ii) of this Agreement (the

“Disability Coverage”). The Disability Coverage provided to the Executive during any calendar year during the Payment Term will not affect the Disability Coverage provided to him in any other calendar year. The Executive’s right to receive the Disability Coverage is not subject to liquidation or exchange for any other benefit, whether under this Agreement or otherwise;

(D)	For the Payment Term, provide life insurance protection as provided for in Subsection 5(d)(i) (the “Life Insurance Coverage”). The Life Insurance Coverage provided to the Executive during any calendar year during the Payment Term will not affect the Life Insurance Coverage provided to him in any other calendar year. The Executive’s right to receive the Life Insurance Coverage is not subject to liquidation or exchange for any other benefit, whether under this Agreement or otherwise; and

(E)	For a period of time commencing with the last day of the COBRA Period and ending on the last day of the Payment Term, provide coverage under the Health Care Plans (the “Health Care Coverage”). The Health Care Coverage provided to the Executive during any calendar year during the Payment Term will not affect the Health Care Coverage provided to him in any other calendar year. The Executive’s right to receive the Health Care Coverage is not subject to liquidation or exchange for any other benefit, whether under this Agreement or otherwise.
(iv)	for the one year period commencing on the date of his termination of employment, pay for executive outplacement services for the Executive from a nationally recognized executive outplacement firm at the level provided for the most senior executives.
(b)	If the Executive’s employment with the Company is terminated by reason of the Executive’s death or Disability during the Employment Term, the Executive or his surviving spouse shall be entitled to receive (i) the Base Salary and Annual Bonus accrued and unpaid to the date of death or Disability, (ii) any amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan, and (iii) if the Executive and/or his surviving spouse and dependents properly elect continued medical coverage in accordance with Code Section 4980B (“COBRA”), the Company shall pay the entire cost of the premiums for such continued medical coverage (the “Medical Coverage”) for the longer of (A) the maximum required period of coverage under Code Section

4980B(f) or (B) thirty-six (36) months, provided, however, that such Medical Coverage provided to the Executive in any calendar year during such period will not affect the Medical Coverage provided to him in any other calendar year and the Executive’s right to receive the Medical Coverage is not subject to liquidation or exchange for any other benefit, whether under this Agreement or otherwise.

(c)	If the Executive’s employment hereunder is terminated:
(i)	by reason of the Executive’s death or Disability; or

(ii)	is terminated by the Company other than for Cause or is terminated by the Executive for Good Reason;
The Executive will become fully vested in all outstanding stock options, restricted stock, restricted stock units or similar awards and any such award shall be then and thereafter fully exercisable until the termination of such options pursuant to their terms. The Company agrees to amend the terms of any options granted to the Executive prior to the date of this Agreement to extend the period during which such options may be exercised following a termination of employment by the Company without Cause, by the Executive for Good Reason or by reason of the Executive’s death or disability to twelve (12) months following the termination date (but not beyond the expiration date of such options) or by the Executive other that for Good Reason to six (6) months following the termination date (but not beyond the expiration date of such options).

(d)	If the Executive’s employment hereunder is terminated by the Company for Cause or terminated by the Executive other than for Good Reason, then no further compensation or benefits will be provided to the Executive by the Company under this Agreement following the date of such termination of employment other than payment of compensation earned to the date of termination of employment but not yet paid. As more fully and generally provided in Section 19 hereof, this Subsection 7(d) shall not be interpreted to deny the Executive any benefits to which he may be entitled under any plan or arrangement of the Company applicable to the Executive.

(e)	Notwithstanding anything contained in this Agreement to the contrary, other than Section 19 hereof, if the Executive breaches any of the Executive’s obligations under Section 11 or 12 hereof, and such breach is not substantially cured in all material respects within thirty (30) days after the Board gives written notice thereof to the Executive, no further severance payments or other benefits will be payable to the Executive under this Section 7.

8.	CHANGE IN CONTROL AND CERTAIN GROSS UP PAYMENTS.
(a)	In General. In the event of a Change in Control, the Executive shall have certain special protections so that he may more fully focus on the issues related to such a Change in Control, and to reward the Executive for the substantial additional effort involved in a Change in Control. The protections and rights are set forth in this Section 8.
(i)	In the event of a Change in Control, the Executive may terminate his employment with the Company at any time prior to February 13 of the year following the Change in Control and it will be considered a termination for Good Reason under this Agreement.

(ii)	In the event of a Change in Control, the Executive will become fully vested in all outstanding stock options, restricted stock, restricted stock units or similar awards, but only to the extent not previously forfeited or terminated. The option grants for any options granted pursuant to this Agreement will provide, and the option grants evidencing any option grants made prior to the Effective Date shall be amended to provide, that the options evidenced thereunder shall not terminate prior to the later of the date of the Change in Control or thirty (30) days after the Executive is given notice of the Change in Control (provided that this will not extend the original term of the options).

(iii)	In the event of a Change in Control, the Executive will have available the expenses of enforcement provided in Section 23 hereof.
(b)	Section 280G Protection. The Executive shall be entitled to a cash payment (the “Excise Tax Gross-Up Payment”) equal to the amount of excise taxes which the Executive is required to pay pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of any “parachute payments” as defined in Section 280G(b)(2) of the Code made by or on behalf of the Company or any successor thereto, under this Agreement or otherwise, resulting in an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. In addition to the foregoing, the Excise Tax Gross-Up Payment due to the Executive under this Section 8 shall be increased by the aggregate of the amount of federal, state and local income, excise (excluding any excise taxes under Section 409A of the Code, which is covered in Subsection 8(c) of this Agreement) and penalty taxes, and any interest on any of the foregoing, for which the Executive will be liable on account of the Excise Tax Gross-Up Payment to be made under this Section 8, such that the Executive will receive the Excise Tax Gross-Up Payment net of all income, excise (excluding any excise taxes under Section 409A of the Code, which is covered in

Subsection 8(c) of this Agreement) and penalty taxes, and any interest on any of the foregoing, imposed on the Executive on account of the receipt of the Excise Tax Gross-Up Payment. The computation of the Excise Tax Gross-Up Payment shall be determined, at the expense of the Company or its successor, by an independent accounting, actuarial or consulting firm selected by the Company or its successor. Such Excise Tax Gross-Up Payment shall be made by the Company or its successor at such time as the Company or its successor shall determine, in its sole discretion, but in no event later than the date five (5) business days before the due date, without regard to any extension, for filing the Executive’s federal income tax return for the calendar year for which it is determined that excise taxes are payable under Section 4999 of the Code. Notwithstanding the foregoing, there shall be no duplication of payments by the Company or its successor under this Section 8 in respect of excise taxes under Section 4999 of the Code to the extent the Company or its successor is making payments in respect of such excise taxes under any other arrangement with the Executive. In the event that the Executive is ultimately assessed with excise taxes under Section 4999 of the Code which exceed the amount of excise taxes used in computing the Executive’s payment under this Section 8, the Company or its successor shall indemnify the Executive for such additional excise taxes plus any additional excise taxes, income taxes, interest and penalties resulting from the additional excise taxes and the indemnity hereunder. All amounts owing under this Subsection 8(b) shall be paid when due, but (in order to comply with Section 409A of the Code) in no event made later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the excise tax, or taxes imposed on the Excise Tax Gross-Up Payment, as applicable, is remitted.

(c)	Section 409A. Certain payments contemplated by this Agreement (including certain payments not contingent on a Change in Control) may be “deferred compensation” for purposes of Section 409A of the Code. Accordingly, the following provisions shall be in effect for purposes of avoiding or mitigating any adverse tax consequences to the Executive under Section 409A:
(i)	It is the intent of the parties that the provisions of this Agreement comply with all applicable requirements of Section 409A. Accordingly, to the extent any provisions of this Agreement would otherwise contravene one or more requirements or limitations of Section 409A, then the Parties shall, within the remedial amendment period provided under the regulations issued under Section 409A, effect through mutual agreement the appropriate amendments to those provisions which are necessary in order to bring the provisions of this Agreement into compliance with Section 409A, provided such amendments shall not reduce the dollar amount of any such item of deferred compensation or adversely affect the vesting provisions applicable to such item or otherwise reduce the present value of that item. If any legislation is enacted during the term of this Agreement which imposes a dollar limit on deferred compensation, then the Executive will cooperate with the Company in restructuring any items of compensation under this Agreement that are deemed to be deferred compensation subject to such limitation, provided such restructuring shall not reduce the dollar amount of any such item or adversely affect the vesting provisions applicable to such item or otherwise reduce the present value of that item.

(ii)	Notwithstanding any provision to the contrary in this Agreement, if the Company, in its good faith discretion, determines that the payments or benefits described in Subsections 7(a), 7(b), 7(c), 8(a), 8(b) and 8(c) of this Agreement do not qualify as “short-term deferrals” (within the meaning of Section 409A of the Code and the Treasury Regulations thereunder), then, (a) if the Executive is a “specified employee” (within the meaning of Section 409A of the Code and the Treasury Regulations thereunder) at the time of his termination of employment, and (b) there has been no change or clarification in the law after the date of this Agreement that would permit any such payments or benefits to be paid in accordance with their original terms (rather than upon the expiration of the Delay Period (as defined below)) without such payment resulting in a payment that is not a permissible payment (within the meaning of Section 409A of the Code and the Treasury Regulations thereunder) as determined by the Company in its good faith discretion, no payments or benefits to which the Executive becomes entitled under Subsections 7(a), 7(b), 7(c), 8(a), 8(b) or 8(c) of this Agreement due to his “separation from service” (within the meaning of Section 409A of the Code and the Treasury Regulations thereunder) shall be made or paid to the Executive prior to the earlier of (i) the expiration of the six (6) month period measured from the date of such “separation from service” or (ii) the date of his death (the “Delay Period”). Upon the expiration of the Delay Period, all payments deferred pursuant to this Subsection 8(c) shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.

(iii)	Should the Executive comply with the provisions of Subsections 8(c)(i) and (ii) above but nevertheless incur the twenty percent (20%) penalty tax, and any related interest and penalties, imposed under Section 409A with respect to one or more payments or benefits provided to him under this Agreement, then the Executive will be entitled to receive an additional payment (the “409A Gross-

Up Payment”) equal to the amount of such penalty taxes, plus any related interest or penalty amounts, which the Executive is required to pay pursuant to Section 409A. In addition to the foregoing, the 409A Gross-Up Payment due to the Executive under this Subsection 8(c)(iii) shall be increased by the aggregate of the amount of federal, state and local income, excise (excluding any excise taxes under Section 280G of the Code which is covered in Subsection 8(b) of this Agreement) and penalty taxes, and any interest on any of the foregoing, for which the Executive will be liable on account of the 409A Gross-Up Payment to be made under this Subsection 8(c)(iii), such that the Executive will receive the 409A Gross-Up Payment net of all income, excise (excluding any excise taxes under Section 280G of the Code which is covered in Subsection 8(b) of this Agreement) and penalty taxes, and any interest on any of the foregoing, imposed on the Executive on account of the receipt of the 409A Gross-Up Payment. The computation of the 409A Gross-Up Payment shall be determined, at the expense of the Company or its successor, by an independent accounting, actuarial or consulting firm selected by the Company. Such 409A Gross-Up Payment shall be made by the Company at such time as the Company shall determine, in its sole discretion, but in no event later than the date five (5) business days before the due date, without regard to any extension, for filing the Executive’s federal income tax return for the calendar year for which it is determined that excise taxes are payable under Section 409A. Notwithstanding the foregoing, there shall be no duplication of payments by the Company under this Subsection 8(c)(iii) in respect of excise taxes, interest and penalties under Section 409A to the extent the Company is making payments in respect of such excise taxes, interest and penalties under any other arrangement with the Executive. All amounts owing under this Subsection 8(c)(iii) shall be paid when due, but (in order to comply with Section 409A) in no event made later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the excise tax, or taxes imposed on the 409A Gross-Up Payment, as applicable, is remitted.
     9. SEVERANCE PLAN. It is the intention of the Parties that this Agreement provide special benefits to the Executive. If at any time the Company maintains a Severance Benefit Plan that would provide better cash severance benefits to the Executive than this Agreement, the Executive may elect to receive such better cash severance benefits in lieu of the cash severance benefits provided under Subsections 7(a)(i) and 7(a)(ii) of this Agreement while continuing to receive any other benefits or coverages available under this Agreement. If this Agreement would provide better cash severance benefits to the Executive than a Severance Benefit Plan maintained by the Company, the Executive shall receive the cash severance benefits under this Agreement, as well as any other benefits or coverages available under this Agreement.

In such case, the cash severance benefits under this Agreement shall be in lieu of the cash severance benefits payable under a Severance Benefit Plan.
     10. PLAN AMENDMENTS. To the extent any provisions of this Agreement modify the terms of any existing plan, policy or arrangement affecting the compensation or benefits of the Executive, as appropriate, (a) such modification as set forth herein shall be deemed an amendment to such plan, policy or arrangement as to the Executive, and both the Company and the Executive hereby consent to such amendment, (b) the Company will appropriately modify such plan, policy or arrangement to correspond to this Agreement with respect to the Executive, or (c) the Company will provide an “Alternative Benefit,” as defined in Section 17 hereof, to or on behalf of the Executive in accordance with the provisions of such Section 17.
     11. CONFIDENTIAL INFORMATION. The Executive agrees that the Executive will not, during the Employment Term or at any time thereafter, either directly or indirectly, disclose or make known to any other person, firm, or corporation any confidential information, trade secret or proprietary information of the Company in violation of that certain Non-Competition and Non-Disclosure Agreement between the Parties dated July 18, 2000.
     12. NON-COMPETITION. In consideration of this Agreement, the Executive agrees that, during the Employment Term, and for three (3) years thereafter, the Executive shall not act in violation of that certain Non-Competition and Non-Disclosure Agreement between the Parties dated July 18, 2000.
     13. ARBITRATION. The following arbitration rules shall apply to this Agreement:
(a)	In the event that the Executive’s employment shall be terminated by the Company during the Employment Term or the Company shall withhold payments or provision of benefits because the Executive is alleged to be engaged in activities prohibited by Section 11 or 12 hereof or for any other reason, the Executive shall have the right, in addition to all other rights and remedies provided by law, at his election either to seek arbitration in the metropolitan area of Akron, Ohio, under the Commercial Arbitration Rules of the American Arbitration Association by serving a notice to arbitrate upon the Company or to institute a judicial proceeding, in either case within one hundred and twenty (120) days after having received notice of termination of his employment.

(b)	Without limiting the generality of Subsection 13(a), this Subsection 13(b) shall apply to termination asserted to be for “Cause” or for “Good Reason.” In the event that (i) the Company terminates the Executive’s employment for Cause, or (ii) the Executive resigns his employment for Good Reason, the Company and the Executive each shall have thirty (30) days to demand of the American Arbitration Association in writing (with a copy to the other Party) that arbitration be commenced to determine whether Cause or Good Reason, as the case may be, existed with respect to such termination or resignation. The Parties shall have thirty (30) days from the date of such written request to select such third party arbitrator. Upon the expiration of such thirty (30) day period, the Parties shall have an additional thirty (30) days in which to present to such third party arbitrator such arguments, evidence or other material (oral or written) as may be permitted and in accordance with such procedures as may be established by such third party arbitrator. The third party arbitrator shall furnish a written summary of his findings to the Parties not later than thirty (30) days following the last day on which the parties were entitled to present arguments, evidence or other material to the third party arbitrator.
     During the period of resolution of a dispute under this Subsection 13(b), the Executive shall receive no compensation by the Company (other than payment by the Company of premiums due before or during such period on any insurance coverage applicable to the Executive hereunder) and the Executive shall have no duties for the Company. If the arbitrator determines that the Company did not have Cause to terminate the Executive’s employment or that the Executive had Good Reason to resign his employment, as the case may be, the Company shall promptly pay the Executive in a lump sum any compensation to which the Executive would have been entitled, for the period commencing with the date of the Executive’s termination or resignation and ending on the date of such determination, had his employment not been terminated or had he not resigned.
     14. NOTICES. For purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States Express mail, postage prepaid, addressed as follows:

(a)	If the notice is to the Company:

Myers Industries, Inc. 1293 South Main Street Akron, OH 44301 Attn: Chairman of the Compensation Committee

With a Copy to:

Benesch, Friedlander, Coplan & Aronoff, LLP 200 Public Square, Suite #2300 Cleveland, OH 44114-2378 Attn: Megan Mehalko, Esq.

(b)	If the notice is to the Executive:

Mr. John C. Orr 1630 Shade Road Akron, OH 44333

With a Copy to:

Roetzel & Andress, L.P.A. 1375 East Ninth Street, 9th Floor Cleveland, OH 44114 Attn: Ronald C. Stansbury, Esq.
or to such other address as either Party may have furnished to the other in writing and in accordance herewith; except that notices of change of address shall be effective only upon receipt.
     15. ASSIGNMENT; BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, heirs (in the case of the Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall be a condition precedent to the consummation of any such transaction that the assignee or transferee expressly assumes the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than the

Executive’s rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in this Section 15.
     The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefits payable hereunder following the Executive’s death by giving the Company written notice thereof. In the absence of such a selection, any compensation or benefit payable under this Agreement following the death of the Executive shall be payable to the Executive’s spouse, or if such spouse shall not survive the Executive, to the Executive’s estate. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to the Executive’s beneficiary, estate or other legal representative.
     16. INVALID PROVISIONS. Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent, but only to the extent, of such prohibition or unenforceability without invalidating the remaining portions hereof and such remaining portions of this Agreement shall continue to be in full force and effect. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, the Parties will negotiate in good faith to replace such provision with another provision that will be valid or enforceable and that is as close as practicable to the provisions held invalid or unenforceable.
     17. ALTERNATIVE SATISFACTION OF COMPANY’S OBLIGATIONS. In the event this Agreement provides for payments or benefits to or on behalf of the Executive which cannot be provided under the Company’s benefit plans, policies or arrangements either because such plans, policies or arrangements no longer exist or no longer provide such benefits or because provision of such benefits to the Executive would adversely affect the tax qualified or tax advantaged status of such plans, policies or arrangements for the Executive or other participants therein, the Company may provide the Executive with an “Alternative Benefit,” as defined in this Section 17, in lieu thereof. The Alternative Benefit is a benefit or payment which places the Executive and the Executive’s dependents or beneficiaries, as the case may be, in at least as good of an economic position as if the benefit promised by this Agreement (a) were provided exactly as called for by this Agreement, and (b) had the favorable economic, tax and legal characteristics customary for plans, policies or arrangements of that type. Furthermore, if such adverse consequence would affect the Executive or the Executive’s dependents, the Executive shall have the right to require that the Company provide such an Alternative Benefit.
     18. ENTIRE AGREEMENT, MODIFICATION. Subject to the provisions of Section 19 hereof, this Agreement contains the entire agreement between the Parties with respect to the employment of the Executive by the Company and supersedes all prior and contemporaneous agreements, representations, and understandings of the Parties, whether oral or written. No modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless in writing, specifically referring hereto, and signed by both Parties.
     19. NON-EXCLUSIVITY OF RIGHTS. Notwithstanding the foregoing provisions of Section 18, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan, program, policy or practice provided by the Company for its executive officers, nor shall anything herein limit or otherwise affect such rights as the Executive has or may have under any stock option, restricted stock or other agreements with the Company or any of its subsidiaries. Amounts which the Executive or the Executive’s dependents or beneficiaries, as the case may be, are otherwise entitled to receive under any such plan, policy, practice or program shall not be reduced by this Agreement except as provided in Section 9 hereof with respect to payments under a Company sponsored Severance Benefit Plan if cash payments are made hereunder.
     20. WAIVER OF BREACH. The failure at any time to enforce any of the provisions of this Agreement or to require performance by the other Party of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part of this Agreement or the right of either Party thereafter to enforce each and every provision of this Agreement in accordance with the terms of this Agreement.
     21. GOVERNING LAW. This Agreement has been made in, and shall be governed and construed in accordance with the laws of, the State of Ohio. The Parties agree that this Agreement is not an “employee benefit plan” or part of an “employee benefit plan” which is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.
     22. TAX WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes or other amounts as shall be required to be withheld pursuant to any applicable law or regulation. Where withholding applies to shares of the Company’s common stock, the Company shall make cashless withholding available to the Executive if permissible by law.
     23. EXPENSES OF ENFORCEMENT. The Executive shall not be required to incur the expenses associated with the enforcement of the Executive’s rights under this Agreement by litigation or other legal action. Therefore, the Company shall pay, or cause to be paid, on a current basis, reasonable attorney fees and expenses incurred by the Executive to enforce the provisions of this Agreement. The Executive shall be required to repay any such amounts to the Company to the extent that a court of competent jurisdiction issues a final and non-appealable order setting forth the determination that the claims of the Executive were frivolous.
     24. REPRESENTATION. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.
     25. SUBSIDIARIES AND AFFILIATES. Notwithstanding any contrary provision of this Agreement, to the extent it does not adversely affect the Executive, the Company may provide the compensation and benefits to which the Executive is entitled hereunder through one or more subsidiaries or affiliates.
     26. NO MITIGATION OR OFFSET. In the event of any termination of employment, the Executive shall be under no obligation to seek other employment. Amounts due the

Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment he may obtain.
     27. SOLE REMEDY. The Parties agree that the remedies of each against the other for breach of this Agreement shall be limited to enforcement of this Agreement and recovery of the amounts and remedies provided for herein. The Parties, however, further agree that such limitation shall not prevent either Party from proceeding against the other to recover for a claim other than under this Agreement.

     IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the day and year first above written.

MYERS INDUSTRIES, INC.
(the “Company”)

By:	/s/ Jon H. Outcalt

Its:	Chairman of the Compensation Committee

/s/ John C. Orr
JOHN C. ORR
(the “Executive”)